Exhibit 4(e)

PROTECTIVE LIFE INSURANCE COMPANY

P. O. BOX 2606

BIRMINGHAM, ALABAMA 35202

ENDORSEMENT

The Contract or Certificate to which this Endorsement is attached is amended as of its effective date, as follows:

If you cancel this Contract during the first ten days after you first receive it according to the “Right to Return” provision of the face page of the Contract, the amount we return to you will equal the Account Value on the date we receive your written cancellation request, adjusted by the Market Value Adjustment.

For the purpose of determining the Market Value Adjustment during the ten-day cancellation period, we will identify a Treasury Rate each day. The current Treasury Rate (“C” in the Market Value Adjustment formula on the Schedule of this Contract) will be the Treasury Rate identified on the date we receive your written cancellation request.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ Deborah J. Long
Deborah J. Long
Secretary

IPD-2092V	7/99